Exhibit 10.1

February 17, 2023

Personal and Confidential
Whitney Chatterjee [ ]
[ ]
[ ]
Dear Whitney:
Congratulations on receiving your offer of employment with Apollo. We look forward to welcoming you as part of our talented and inventive team. This letter agreement confirms the terms of your employment at Apollo Management Holdings, L.P. (the “Company”).

1.Position, Reporting, and Office Location. Your position, reporting and primary office location are set forth on the Executive Summary (the “Executive Summary”) attached hereto. You may be expected to travel to fulfill your responsibilities. You agree that the conditions of your employment with the Company are governed by the terms set forth in this letter agreement and that any obligations contained herein will survive throughout your employment with the Company, unless expressly overridden in writing by the Company.

2.Start Date. Your employment with the Company shall begin on or around target date set forth in the Executive Summary provided that you use your best efforts to start as soon as possible (the actual date your employment with the Company commences is the “Start Date”). You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any communications on behalf of the Company, including, without limitation, any communications with any prospective Company employees or other service providers. You further represent that you possess all licenses and/or certifications necessary for your position (“Licenses”) or will obtain such Licenses within six months of your Start Date (or any subsequent notification), that you will maintain such Licenses throughout your employment, and that your employment is conditioned on timely obtaining and/or maintaining such Licenses.

3.Compensation and Benefits. As an employee of the Company, you will be eligible for the compensation and benefits set forth on the Executive Summary. For any year starting with 2026 and thereafter that your total earned compensation exceeds $250,000, a portion of any annual discretionary bonus may be deferred and payable in equity- based awards of Apollo Global Management Inc. (“AGM”), subject to terms and conditions set forth in the associated award documentation and to the then prevailing rates, as determined by the Company in its sole discretion. Your compensation will not be deferred into equity-based awards in 2023 and 2024 and will be deferred at half of the prevailing rates in 2025. It is presently anticipated that the percentage of your total compensation that will be paid in equity-based awards beginning 2026 is as follows:

▪15% of compensation from $0 to $500,000;
▪25% of compensation from $500,001 to $1,000,000;
▪35% of compensation from $1,000,001 to $2,000,000;
▪40% of compensation from $2,000,001 to $3,000,000; and
▪50% of compensation in excess of $3,000,000.

All payments and benefits will be delivered in accordance with the Company’s compensation and benefits policies as in effect at the time, subject to the terms of the applicable plans, award documents and other applicable Company policies. All amounts payable to you are subject to applicable taxes, deductions and withholdings. The Company does not guarantee the tax treatment of any payments or benefits under this letter agreement or otherwise.

4.Duties and Employment Conditions. You agree that you will: (i) devote your full working time, attention and abilities to the duties assigned to you; (ii) promote and protect the interests and reputation of the Company and its Affiliates (as defined in the AGM 2019 Omnibus Equity Incentive Plan (the “Plan”)); (iii) comply with all rules and policies of the Company as implemented and/or amended from time to time in its sole discretion including but not limited to those set forth in the Company’s U.S. Employee Handbook and Apollo’s Code of Business Conduct and Ethics (“Code of Conduct”); and (iv) obey all lawful instructions and directions given to you by the Company or an Affiliate. You agree that during your employment with the Company you will not engage in any form of employment or engagement outside of your employment at the Company, including but not limited to, serving as a director or officer of another company or organization, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your responsibilities to the Company, unless prior approval is received in accordance with the Code of Conduct and any other applicable employee policies. Your employment with the Company is subject to your having permission to work in the United States at all times. If your immigration status changes, you must notify the Company immediately. This offer is contingent on customary background and reference checks.

5.Covenants, Arbitration, and Notice Requirements. Your employment with the Company is conditioned upon your compliance with the terms and conditions set forth in the Company’s Covenants Agreement and Mutual Arbitration Agreement (the “ECAA”) which contains your notice period, covenants, confidentiality, non-disparagement, and other obligations that will apply to you during and after your employment, and the dispute resolution procedures applicable to claims arising in connection with your employment. Your notice period and the post-employment restriction periods based on your position on the Start Date are set forth in the Executive Summary, and such periods are subject to change as described in the ECAA. The notice you are entitled to receive shall be the same notice you must provide under the ECAA, and the Company reserves the right to pay you, in lieu of any required notice period, the equivalent of your then current monthly base salary during the notice period upon the Company’s termination of your employment without Cause (as defined in the Plan). By execution of this Offer Letter, you acknowledge that you have agreed to comply with the terms and conditions set forth in the ECAA attached hereto.

6.Employment in Good Standing; Compliance. The Company is subject to various compliance requirements and accordingly has various compliance procedures in place. Your continued employment with the Company and payment of your compensation is conditioned upon your continued employment in good standing and compliance with such procedures, which will include, among other things, your adherence to applicable laws, Code of Conduct, the Political Contributions & Activities Policy, and any other Company policies, procedures, and manuals, applicable to employees. Your employment with the Company is at will and nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company. Apollo reserves its right to terminate your employment at any time for any reason.

7.Representations and Warranties. You acknowledge and agree that you have provided the Company with full candor during the interview process and will continue to provide such candor during the onboarding process. You further acknowledge and agree that you have provided the Company with any and all material information related to or arising out of your separation from your previous employer. If the Company discovers, whether prior to or during your employment with the Company, any material omission or misrepresentation by you related to or arising out of your interview, onboarding process, or separation from your previous employer, the Company reserves the right, in its sole discretion, to rescind this offer of employment or terminate your employment with the Company, as applicable, immediately. By signing this letter agreement, you acknowledge and agree that the Company did not inquire about your salary history at any time during the hiring process and that any information you may have provided about your salary history was offered voluntarily and without prompting. You confirm that you have not relied on any warranty, representation, assurance, or promise other than as are expressly set out in this letter agreement. You represent that you are not subject to any agreement with a current (or former) employer that would prohibit you from becoming employed by the Company or otherwise impede your ability to provide services to the Company, or if such an agreement exists, you will comply with the terms thereof including any post-employment restrictions.

8.Governing Law, Disputes and Forum. The parties agree and consent that this letter agreement shall be enforced under New York law in accordance with the dispute mechanisms and forum set forth in the ECAA.

9.Entire Agreement and Assignment of Agreement. This letter agreement (including the Executive Summary) together with the ECAA constitute the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including any term sheet (except that any pre-existing obligation to maintain confidentiality shall survive in accordance with its terms). If any provision of this letter agreement shall be deemed unenforceable, the enforceability of the remaining provisions shall in no way be affected. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties.

10.Counterparts. This letter agreement may be executed electronically, or through the use of separate signature pages or in any number of counterparts. This letter agreement shall only become effective if fully executed by all parties on or before [Date] and if not timely executed, this offer of employment shall expire.

We are excited to extend you this offer of employment with the Company and hope you will accept and join our team of professionals.
Sincerely,
/s/ Matthew Breitfelder

Matthew Breitfelder
Partner, Global Head of Human Capital

By signing below, I acknowledge that I have read and understood the terms and conditions contained in this Offer Letter and the Apollo Managements Holdings, L.P. Covenants Agreement and Mutual Arbitration Agreement and agree to be bound by such terms, in addition to all other employee policies, as in effect from time to time.

/s/ Whitney Chatterjee                    Date: 2/20/23
Whitney Chatterjee

[Signature Page]

Executive Summary for Whitney Chatterjee

Position, Reporting, & Office Location
Upon hire: General Counsel: Apollo Global Management Reporting to John Suydam

January 1, 2024: Chief Legal Officer, Apollo Global Management Reporting to Marc Rowan, Chief Executive Officer

9 West 57th Street, New York, NY 10019

Employer Entity	Apollo Management Holdings, L.P. (the “Company”)
Target Start Date	To be determined
Annual Compensation & Benefits
A. Annual Base Salary	$650,000 payable in accordance with the Company’s payroll practices
B. Annual Discretionary Bonus Program
Eligible for an Annual Discretionary Bonus, in such amount, if any, determined by the Company in its sole and absolute discretion and payable at the same time as other similarly situated employees, provided that you are employed on the payment date and not under notice (given or received)

2023 Target Amount: $1,850,000 (actual amount may be greater or lower and will not be prorated)

The annual discretionary bonus for 2023 and 2024 will be paid to you wholly in cash and the deferral will be waived. The annual discretionary bonus for 2025 will be subject to a reduced deferral at 50% of the calculated deferral amount (e.g., a $750,000 calculated deferral will be reduced to $375,000) and the remaining amount will be delivered in cash

Beginning in 2026, the annual discretionary bonus payable to you is subject to deferral in accordance with the Company’s Annual Equity-Based Deferral Program

The annual deferral will be in equity-based awards with a 3-year vest and dividend equivalents commencing at grant

C. Partner Benefit Stipend	$250,000 annually with first payment in the quarter following your Start Date
D. Supplemental Partner Plan	You will be considered for a $2,000,000 award pursuant to the AGM Supplemental Partner Program in the next grant cycle in 2024. This amount represents the target average annual award value
E. Employee Benefits	Eligible to participate in all benefit plans generally offered by the Company and 20 days’ vacation per year, subject to Company policies
One-Time Awards
F. Welcome Grant (CII RSU)
$13,500,000 CII restricted stock units 3 year annual vest. The CII RSU’s will vest in substantially equal annual installments in January 2024, and the next two anniversaries of such date thereafter, subject to continued employment (and not being under notice, given or received) on each vesting date, the attainment of sufficient net cash incentive income to
AGM, and the other terms of the award agreement and Plan.

G. Carry Award
Award in respect of carried interest points having an aggregate projected value equal to approximately $1,000,000, as determined by Apollo, subject to customary terms in the applicable award documents.

Eligible for distributions on 100% of award while employed (and not under notice given or received); following departure from employment, retain up to 75% of the vested portion of award with vesting calculated over 36 months commencing in accordance with the fund and award documents.

If you resign prior to the first anniversary of your employment, you will not retain any portion of your award.

Miscellaneous
H. Policies
All payments, awards, and benefits will be issued in accordance with the Company’s compensation and benefits policies, including any equity award policies and procedures, as in effect at the time of issuance and shall be subject to any required corporate approvals and the customary terms of the applicable plans, funds, and award agreements as modified from time to time.

I. Notice Period	3 months
J. Non-Compete Period	9 months
K. Non-Solicitation Periods	24 months for non-solicitation of restricted entities 24 months for non-solicitation of employees
L. Other Covenants	Non-Disclosure/Non-Disparagement: Indefinite